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NEWS RELEASE                                                         [FINA LOGO]

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                                                   FOR MORE INFORMATION CONTACT:
                                                     Carla Holmes (214) 706-2055

FOR IMMEDIATE RELEASE


                    PETROFINA ANNOUNCES MERGER AGREEMENT
                        WITH DALLAS-BASED FINA, INC.

       DALLAS, February 17, 1998 - PetroFina S.A. (NYSE: FIN) and its U.S. subsidiary, FINA, Inc. (AMEX:FI) are pleased to announce that today they entered into a definitive agreement and plan of merger pursuant to which FINA, Inc. will become a wholly-owned subsidiary of PetroFina.

       Under the terms of the agreement, current shareholders of FINA, Inc., other than PetroFina and its subsidiaries will receive in exchange for each FINA, Inc. share they currently hold US $60 and a warrant entitling the holder to purchase nine-tenths (0.9) of one PetroFina American Depositary Share ("ADS") at an exercise price of US $42.25 per ADS. Thus, each 10 warrants will entitle the holder of those warrants, upon payment of US $380.25, to receive nine ADSs. The warrants will be exercisable for a period of five years from effective date of the merger. PetroFina intends to seek listing of the warrants on the New York Stock Exchange.

       PetroFina and its subsidiaries own approximately 85% of Class A, common stock par value US $0.50 per share, and 100% of the shares of Class B common stock par value US $0.50 per share of FINA, Inc. Approximately 4,420,000 shares of class A common stock are held by shareholders other than PetroFina and its subsidiaries.

       The agreement was recommended by a special committee of the Board of Directors of FINA, Inc. and approved by the FINA, Inc. Board of Directors. Goldman, Sachs & Co. acted as financial adviser to the special committee. The merger is subject to customary closing conditions. The shareholders will be receiving proxy materials related to the transaction, and PetroFina hopes that the merger will be completed in late June or July.

       FINA, Inc. and PetroFina also announced that they have entered into a Memorandum of Understanding with class counsel regarding the proposed comprehensive settlement of various class action lawsuits that had been filed relating to the transaction. The settlement is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the merger.



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       PetroFina S.A. (NYSE:FIN) is the parent company of a world-wide integrated oil and petrochemical group, headquartered in Brussels, Belgium. The group's 1997 consolidated net income (excluding minority interests) has been estimated as 22.1 billion BEF, or 946 BEF per share, an increase of 39% over 1996. Apart from those of its U.S. affiliates, PetroFina's major refineries and petrochemical plants are situated in Belgium, United Kingdom and Italy. Its service station network, under the "Fina" brand name, includes 3,700 outlets in Europe. Its chemical sales focus on high-density polyethylene and polypropylene.

       FINA, Inc., (AMEX:FI) through its subsidiaries, engages in crude oil and natural gas exploration and production, and natural gas marketing; petroleum products refining, supply and transportation, and marketing; and chemicals manufacturing and marketing. FINA, Inc.'s net income has been estimated as US $126.4 million or US $4.05 per share in 1997. Organized in 1956, FINA, Inc. is part of an international group of companies affiliated with PetroFina S.A. (NYSE:FIN).


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